Exhibit 99.1

OSI Restaurant Partners Announces Appointment of Dirk Montgomery to Chief Value Chain Officer

Tampa, Florida - January 30, 2012 - OSI Restaurant Partners, LLC today announced changes in responsibility among the Company's senior management team.

Dirk Montgomery, the Company's Senior Vice President and Chief Financial Officer, will take on the new position of Chief Value Chain Officer.  In this role, Mr. Montgomery will have responsibility for the Company's productivity team, the Global Supply Chain organization and the IT organization and will report directly to the Company's CEO.  Mr. Montgomery will remain in his current role as CFO until the Company hires a new Chief Financial Officer.

Liz Smith, Chairman and Chief Executive Officer, remarked, “This appointment recognizes Dirk's leadership as the CFO and this new position's importance to our long-term growth plans. We're focused on creating a world-class value chain. The Value Chain Officer and his team will be responsible for identifying new ways to integrate our capabilities across IT, supply chain and productivity to drive increased productivity, improved cross-functional integration and faster speed to market.”

The Company also announced that Jody Bilney, the Company's Chief Brand Officer, who has responsibility for the Company's enterprise-wide marketing organization, will also oversee the Company's R&D organization. “We will be formalizing the partnership between marketing and R&D in one organization, which will further accelerate innovation and our ability to continually adapt to the tastes and desires of our customers,” concluded Liz Smith, Chairman and Chief Executive Officer.

About OSI Restaurant Partners, LLC
OSI Restaurant Partners, LLC's portfolio of brands consists of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's.  It has operations in 49 states and 21 countries internationally.

Contact:
Joe Kadow
E.V.P. & Chief Legal Officer
OSI Restaurant Partners, LLC
(813) 282-1225